Exhibit 10.3
CERTIFICATE OF THE SECRETARY OF
KIMBALL ELECTRONICS, INC., an Indiana corporation
The undersigned hereby certifies that he is the duly elected and qualified Secretary of Kimball Electronics, Inc., an Indiana corporation (the “Company”); that, as such, he is authorized to execute this Certificate on behalf of the Company, and further certifies that:
1.Kimball Electronics, Inc. (the “Company”) directly or indirectly owns 100% of the interests of the Subsidiary.
2.On November 19, 2024, the Company’s Retirement Planning and Advisory Committee, met, in relevant part, to consider amendments to the Company’s Supplemental Employee Retirement Plan. The meeting was properly noticed and a quorum of the RPAC was present and acting throughout.
3.During the meeting, the RPAC adopted the following resolutions (collectively, the “RPAC Meeting Resolutions”):
WHEREAS, Kimball Electronics, Inc. (the “Employer”) maintains the Kimball Electronics Supplemental Employee Retirement Plan (the “Plan” or the “SERP”) for its certain of its employees who are eligible to participate in the Plan;
WHEREAS, in accordance with Article 10, Employer’s Chief Executive Officer has appointed Employer’s Retirement Planning and Advisory Committee (“RPAC”) as the SERP Committee for Plan purposes;
WHEREAS, the RPAC has determined that it is in the best interests of Employer to amend the Plan; and

WHEREAS, Article 11 of the Plan authorizes the RPAC to amend the Plan.
NOW THEREFORE BE IT RESOLVED, that the RPAC hereby amends the SERP effective November 1, 2024, as follows:
A.References to “the SERP Committee” in the Plan are replaced with “the Retirement Planning and Advisory Committee.”
B.The last sentence of Article 2 is replaced in its entirety with the following:
Commencing January 1, 2025, the Plan will be administered on a January 1 through December 31 calendar year basis (the “Plan Year”).
C.Article 4 is replaced in its entirety with the following, effective for deferral elections made on or after November 1, 2024. Deferral elections made on or before December 31, 2023 shall be administered under the terms of Article 4 in effect prior to November 1, 2024:
a.Each Participant shall be entitled to make a written election to defer receipt of a designated whole percentage of cash compensation not to exceed 50% not later than December 31 of the year prior to the calendar year in which the service period related to such compensation commences. Unless an earlier date is specified in such written election, the election becomes irrevocable on December 31 of the year the election is delivered to the Retirement Planning and Advisory Committee. This written election shall include an election as to the form of payment following separation from service as provided in Article 6 and may include a designation of a beneficiary. Any beneficiary designation revokes all prior designations and shall apply to all of the Participant’s accounts under this Plan. With respect to the 2025 Plan Year, salary deferrals under a Participant election submitted on or before December 31, 2023, effective for the salary or other compensation earned during the fiscal year beginning July 1, 2024 through June 30, 2025, shall remain in effect through June 30, 2025 consistent with the terms of such fiscal year deferral election. Any deferral election submitted after November 1, 2024 and on or before December 31, 2024 for the 2025 Plan Year shall be applied with respect to compensation earned in 2025 in addition to the fiscal year election for the fiscal year ending June 30, 2025 and may provide, as permitted by the Retirement Planning and Advisory Committee, that deferrals will commence under such election with the first payroll period that begins on or after July 1, 2025.
b.A Participant may elect to change their beneficiary designation at any time.
D.Article 7 is amended to read in its entirety as follows, effective for deferral elections made on or after November 1, 2024. Deferral elections made on or before December 31, 2023 shall be administered under the terms of Article 7 in effect prior to November 1, 2024:
ARTICLE 7. – Retirement Plan “Make-Ups”
Employer contributions that would have been made to the Participant’s account under the terms of the Company’s Retirement Plan but were not made due to the contribution limit under Internal Revenue Code Section 415, the compensation limit under Internal Revenue Code Section 401(a)(17) or as a result of the Participant’s elective deferrals under this Plan that reduced the compensation taken into account for purposes of the employer allocations under the Retirement Plan may, in the sole discretion of the Retirement Planning and Advisory Committee, be credited to the Participant’s account under this Plan. In the case of matching contributions, the amount credited under this Plan will be the matching contribution rate under the Retirement Plan applied to deferrals under this Plan and without regard to whether the Participant made the maximum elective deferrals under the Retirement Plan.

The credit under this Article 7 will be made to and paid in accordance with the Participant’s account established for the Plan Year in which the Retirement Plan’s plan year ends. If the Participant does not have a deferral election on file for the applicable Plan Year, any credit under this Article 7 will be paid in a lump sum under Article 6.0
E.Article 13(g) is replaced in its entirety with the following:
g.    Indemnification. To the extent not covered by insurance, the Company shall indemnify the Retirement Planning and Advisory Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person's own gross negligence or willful misconduct.

F.New Article 13(h) is inserted:
h.    Not an Employment Agreement. Nothing in the establishment or existence of the Plan is to be construed as giving any Participant the right to be retained in the employ of the Company or to be entitled to any right or benefit other than the benefits provided for herein.

4.The RPAC Meeting Resolutions have not been modified, rescinded, or revoked and are at present in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have set my hand this 19th day of November, 2024.

                ________________________
                Secretary